Exhibit 10.11

March 13, 2017

Todd Lefkowitz
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Dear Todd:

We are pleased to extend an offer of employment as Senior Vice President, Operations - Arizona for P3 Health Group. We believe that all employees contribute directly to the company’s growth and success, and we look forward to you being a member of our team. Following are the terms of our offer of employment:

Position: Your position will be Senior Vice President of Operations for our Arizona division and will report to the CEO

Salary: Your starting annual salary will be $350,000 ($29,166.67 monthly)

Start Date: Your start date will be determined, but in no case later than May 1, 2017.

Benefits: You will be eligible to participate in all benefits per company policy. Your health and wellness benefits will begin the first of the month following your hire date.

Annual Incentive: You will be eligible for an annual incentive program based on fulfilling performance goals and metrics that will require Board of Directors approval each year. Annual incentives will be payable in subsequent year following the performance year. You will be able to earn up to the following:

o	Up to 50% of base salary for achieving target goals and metrics

o	Up to 75% of base for achieving stretch goals and metrics

o	Up to 100% of base for achieving maximum goals and metrics

Equity Grant: You will receive one percent (1%) of ownership of the new company equally vested over five (5) years, in amounts of twenty percent (20%) per year. Eligibility for the equity grant is contingent upon successfully completing one (1) year of continuous service. Additionally, you will receive an extra one quarter percent (0.25%) of ownership of the new company, incremental to the one percent (1%) equity ownership noted above and as if it were being granted at the time of this offer (i.e., such that the net original offering and ownership of said company would be one and a quarter percent, or 1.25%), at the end of year five, or sooner in the case of an exit event or liquidity event, in the event that the new company is achieving maximum goals and metrics.

In the event of a future equity or liquidity event/transaction/funding mechanism (new round of venture capital or private equity funding, public offering, etc.), your shares as it relates to dilution and immediate vesting, will be treated in the same fashion as all other’s founder’s shares.

Severance: In the event of termination without cause in the first twenty-four (24) months, you will be entitled to one year severance base pay. Beginning year three (3) of employment, you will be entitled to severance pay based on company policy. In the event of severance, severance pay would be reduced by the amount of compensation received by employee from another employer during the severance period. Termination with cause being defined as gross misconduct, continued violation of company policies and written expectations.

This letter is designed to outline your offer of employment and is contingent upon passing the pre-employment background and screening. Please signify by signing this letter that you understand that employment is at-will and entered into voluntarily. Either party is free to end this relationship without cause.

We look forward to having you as part of our team here at P3 Health Group. Please return this signed letter.

If you have any questions or concerns about this letter, please do not hesitate to contact me at (702) 910-3950. Please indicate your acceptance by signing and returning this document to me as soon as possible, either via FAX (702) 778-2264 or mail to 6700 Via Austi Parkway, Suite B Las Vegas, NV 89119.

Sincerely,

/s/ Sherif Abdou, MD	/s/ Amir Bacchus, MD
Sherif Abdou, MD	Amir Bacchus, MD
P3 Health Group	P3 Health Group

I ACCEPT THE ABOVE OFFER AND TERMS AND SHALL COMMENCE EMPLOYMENT WITH P3 HEALTH GROUP ON 4/24/2017.

Date:	3/13/17	Signed:	/s/ Todd Lefkowitz
Todd Lefkowitz

NON-SOLICITATION AND CONFIDENTIALY ADDENDUM

As a condition of employment, the candidate acknowledges and agrees to the following once employment commences with P3 Health Group:

Non-solicitation: Candidate acknowledges and agrees not to directly or indirectly solicit any employees from the previous employer during the restricted period. Restricted period defined as twelve months following their separation date.

Confidentiality: Candidate acknowledges and agrees to not seek out or utilize any information that the candidate has created, uses, or has access to regarding confidential, technical, business or customer information; data; materials; etc. as it relates to the current position or employer.

Candidate acknowledges and agrees that failure to comply with the above will subject the employee to disciplinary action to include termination.

Date:	3/13/17	Signed:	/s/ Todd Lefkowitz
Todd Lefkowitz